PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made between CHIMNEY SQUARE, L.P., a Texas limited partnership ("Seller") and RJW CHIMNEY SQUARE, L.C., a Texas limited liability company ("Purchaser").

In consideration of the mutual covenants and representations herein contained, Seller and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the following described property (herein collectively called the "Property"):

(a) Land. That certain tract of land (collectively, the "Land") situated at 3210 South 23rd Street, Abilene, Taylor County, Texas, being more particularly described on Exhibit "A" attached hereto and incorporated herein by reference;

(b) Improvements. All improvements, consisting of an apartment complex containing approximately one hundred twenty-eight (128) apartment units (the "Improvements") and related amenities on the Land and commonly known to Seller as "Chimney Square Apartments";

(c) Leases. All of Seller's right title and interest in and to all leases (the "Leases") of any portion of the Improvements, and all tenant, pet or other security deposits collected from any tenants as provided for under the Leases;

(d) Tangible Personal Property. All of Seller's right, title and interest in all appliances, fixtures, equipment, machinery, furniture, carpet, drapes, keys and other personal property, if any, located on or about the Land and Improvements or used exclusively in the operation and maintenance thereof (the "Tangible Personal Property");

(e) Intangible Property. All of Seller's right, title and interest in all intangible property (the "Intangible Property"), if any, pertaining to the Land, the Improvements, or the Tangible Personal Property or the use thereof, including without limitation, transferable telephone exchange numbers, transferable service contracts (the "Contracts") which Purchaser elects in writing during the Inspection Period to assume, transferable warranties (the "Warranties"), transferable licenses or permits, tradenames, and all plans and specifications, floor plans and landscape plans in the possession of Seller;

(f) Easements. All easements, if any, benefiting the Land or the Improvements (the "Easements"); and

(g) Rights and Appurtenances. All rights and appurtenances pertaining to the foregoing, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the "Rights and Appurtenances").

2.
PURCHASE PRICE

2.1 Purchase Price. The purchase price (the "Purchase Price") for the Property shall be FIVE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($5,250,000.00) and shall be paid by Purchaser to Seller as follows:

Purchaser's (i) assumption and promise to pay in accordance with its terms the unpaid indebtedness (the "Existing Loan") evidenced by that certain Multifamily Note (the "Note"), dated December 10, 2004, in the original principal sum of THREE MILLION NINE HUNDRED TWENTY THOUSAND AND NO/100 DOLLARS ($3,920,000.00), payable to the order of L.J. Melody & Company, a Texas corporation (the "Lender"), and under all documents or instruments governing, securing, evidencing or pertaining to the indebtedness evidenced by the Note (collectively, the "Loan Documents"), including, but not limited to, that certain Multifamily Deed of Trust, Assignment of Rents and Security Agreement and Fixture Filing of even date with the Note (the "Deed of Trust") recorded in the Real Property Records of Taylor County, Texas, and (ii) payment of the balance of the Purchase Price, in immediately available funds. In addition to the Purchase Price and all other sums to be paid by Purchaser to Seller at Closing pursuant to the terms of this Agreement, Purchaser shall pay to Seller, at Closing, all sums, if any, held by the Lender as of the Closing pursuant to the Loan Documents for tax and insurance escrows, repair or replacement reserves and liquidity or other reserves. Upon reimbursement by Purchaser, at the Closing, Seller shall transfer to Purchaser all of Seller's right, title and interest in and to all tax and insurance escrows, repair or replacement reserves, and liquidity or other reserves held by the Lender pursuant to the Loan Documents. After the Effective Date of this Agreement, Purchaser shall apply for Lender’s consent to permit Purchaser’s assumption of the Existing Loan and shall diligently pursue obtaining the Lender’s consent. Purchaser shall provide Lender all documents reasonably requested by Lender in connection with the application for Lender’s consent to permit Purchaser to assume the Existing Loan. In the event Purchase cannot or does not obtain Lender’s consent to permit Purchaser to assume the Existing Loan on or before the Closing Date, as the same may be extended, the Purchase Price of the Property shall be paid entirely in immediately available funds at the Closing.

3.
EARNEST MONEY

3.1 Earnest Money. Purchaser shall deliver to Seller within two (2) business days following the Effective Date of this Agreement, the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS (100,000.00) by check or wire transfer of immediately available funds (the "Earnest Money"). Seller, as Seller's sole and exclusive remedy, shall have the right and option of terminating this Agreement if the Earnest Money is not delivered to the Seller within the time limits set forth above. If the sale of the Property is consummated pursuant to the terms of this Agreement, the Earnest Money shall be applied by Seller to the payment of the cash portion of the Purchase Price at the Closing. If Purchaser terminates this Agreement in accordance with any right to terminate that Purchaser is granted by this Agreement, the Earnest Money shall be returned to Purchaser.

4.
SURVEY AND TITLE

4.1 Title and Survey Review. Purchaser acknowledges that Purchaser has had the opportunity to review the status of title and any survey affecting the Property. Purchaser agrees to accept title to the Property subject only to such matters as are of record in the Real Property Records in the county in which the Property is located to the extent, but only to the extent, the same are valid and subsisting and affect the Property and the rights of parties claiming under the Leases (the "Permitted Encumbrances").

5.
NO REPRESENTATIONS OR WARRANTIES BY SELLER

5.1 Disclaimer of Warranties. Purchaser hereby represents, agrees and acknowledges that:

(i) Purchaser is purchasing the Property, and the Property shall be conveyed and transferred to Purchaser, "AS IS, WHERE IS, AND WITH ALL FAULTS" and specifically and expressly without any warranties, representations, or guarantees, either express or implied, of any kind, nature, or type whatsoever from or on behalf of Seller except for Seller's special warranty of title set forth in the Deed to be delivered by Seller at Closing. Purchaser further acknowledges and agrees there are no oral agreements, warranties or representations collateral to or affecting the Property by Seller, any agent of Seller or any third party. The terms and provisions of this Section 5.1 shall expressly survive the Closing, not merge with the provisions of any Closing Documents, and shall be specifically incorporated into the Deed. Purchaser further acknowledges and agrees that upon Closing Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser's inquiries and inspections of the Property.

(ii) EXCEPT FOR SELLER'S SPECIAL WARRANTY OF TITLE SET FORTH IN THE DEED TO BE DELIVERED AT CLOSING, SELLER HAS NOT, DOES NOT, AND WILL NOT, WITH RESPECT TO THE PROPERTY, MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY, OR MARKETABILITY OF THE PROPERTY.

6.
CLOSING

6.1 Closing. The Closing ("Closing") shall be held at the offices of Chicago Title Insurance Company, 2001 Bryan Street, 17th Floor, Dallas, Texas 75201, Attn: Joycelyn Armstrong (the "Escrow Agent"), on or before the earlier to occur of: (i) ten (10) days after Purchaser receives the written approval from the Lender of Purchaser's assumption of the Existing Loan as described in Section 2.1 above, or (ii) ninety (90) days after Seller has received approval of Unitholders owning sixty-six and two-thirds percent (66-2/3%) of the outstanding Limited Partnership Units of Amrecorp Realty Fund II approving the sale of the Property to Purchaser, excluding Units owned by the General Partner or its affiliate (the "Closing Date"). Purchaser may extend the date of the Closing for an additional period of thirty (30) days by (i) giving Seller written notice of its election to extend the Closing Date on or before the originally scheduled Closing Date and (ii) depositing with Seller an additional sum of TEN THOUSAND AND No/100 DOLLARS (10,000.00), which sum shall upon deposit become a part of the Earnest Money subject to this Agreement.

6.2 Seller's Obligations at Closing. At Closing, Seller shall deliver to Purchaser the following documents:

(a) Deed. Special Warranty Deed (the "Deed") executed by Seller conveying the Land and Improvements to Purchaser subject to no exceptions other than the Permitted Encumbrances, in a form reasonably acceptable to Purchaser and Seller;

(b) Bill of Sale. Bill of Sale and Assignment (the "Bill of Sale") executed by Seller assigning to Purchaser Seller's right, title and interest in and to the Tangible Personal Property and Intangible Property, in a form reasonably acceptable to Purchaser and Seller;

(c) Assignment of Leases. Assignment of Leases and Assumption Agreement (the "Assignment of Leases") executed by Seller assigning to Purchaser all of Seller's right, title and interest in the Leases, in a form reasonably acceptable to Purchaser and Seller;

(d) Evidence of Authority. Evidence reasonably satisfactory to Purchaser of the authority of the person signing the Deed and other documents to be executed by Seller at Closing and the power and authority of Seller to convey the Property to Purchaser in accordance with this Agreement;

(e) Leases. The originals of all Leases, in the possession of Seller or its management company and copies of the originals where originals are not available;

(f) Contracts. The originals of all Contracts to be assumed by Purchaser, in the possession of Seller or its management company;

(g) Warranties. The originals of all warranties regarding the Property, if any, in the possession of Seller or its management company;

(h) Foreign Person. An affidavit of Seller certifying that Seller is not a "foreign person," as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

(i) Keys. All keys to all locks on the Property in the possession of Seller or Seller's management company, if any; and

(j) Title Policy. If requested by Purchaser, at Seller's expense, the basic Owner's Policy of Title Insurance covering the Property issued by a title company acceptable to Purchaser;

(k) Other Documents. Such other documents or instruments as may be reasonably requested by Purchaser, Lender, or the Escrow Agent to consummate the transaction described in this Agreement, including any documents reasonably requested by the Lender in connection with the assumption of the Existing Loan by the Lender;

(l) Closing Statement. A closing statement to be prepared by Purchaser and executed by Seller; and

(m) Property Documents. All documents in the possession of Seller pertaining to tenants of the Property, including, but not limited to all lease applications, correspondence and credit reports relating to each such tenant; to the extent not previously delivered to Purchaser and in Seller's possession, all original permits in Seller's possession issued by governmental authorities and utility companies when the Improvements were completed; and to the extent not previously delivered to Purchaser, and to the extent in Seller's possession, the original plans and specifications for the improvements constructed at the Property (the items referred to in this Section 6.2(m) may be delivered at the Property rather than at the Closing).

6.3 Purchaser's Obligations at Closing. At Closing, Purchaser shall deliver to Seller the following:

(a) Purchase Price. The cash portion of the Purchase Price by cashier's check or wire transfer of immediately available funds, subject to applicable prorations and credits provided for in this Agreement;

(b) Evidence of Authority. Evidence reasonably satisfactory to Seller of the authority of the persons signing this Agreement and the Closing and conveyance documents described in Section 6.3(c) below;

(c) Closing and Conveyance Documents. Purchaser shall execute the Bill of Sale, Assignment of Leases and such other closing or conveyance documents as are required to be executed by Purchaser pursuant to the terms of this Agreement; and

(d) Other Documents. Such other documents and instruments as may be reasonably requested by Seller, Lender or the Escrow Agent to consummate the transaction described in this Agreement, including any documents reasonably requested by the Lender in connection with the assumption of the Existing Loan by the Lender and a closing statement to be prepared by Purchaser and executed by Purchaser.

6.4 Letters to Tenants. At Closing, Seller and Purchaser shall execute and deliver to Seller for distribution by Seller a form of letter to all tenants of Leases (the "Tenant Notice Letter") stating that Purchaser has acquired the Property from Seller, that future rents should be paid as specified by Purchaser, and that Purchaser will be responsible for the tenants' security deposits, the Tenant Notice Letter to be in a form reasonably acceptable to Purchaser and Seller. Purchaser and Seller shall cooperate in having their respective management companies complete a Tenant Notice Letter for each tenant and sending or delivering all of the same to the tenants.

6.5 Proration. All rents, all other amounts payable by the tenants under the Leases, income, utilities and all other operating expenses with respect to the Property, including all amounts paid by Seller prior to Closing with respect to all Contracts to be assumed by Purchaser relating to periods after the Closing, for the month or other period in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date (with Purchaser deemed the owner on the day of Closing) in accordance with the following:

(a) If the Closing shall occur before rents (and all other amounts payable by the tenants under the Leases) and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents and other amounts and other income actually received by Seller. Uncollected rents due Seller as landlord under the Leases shall not be prorated at the time of Closing, but Purchaser shall make a good faith effort to collect same on Seller's behalf and to tender the same to Seller upon receipt, provided that all rents under the Leases collected by Purchaser on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current rents and sums due Purchaser as the current owner and landlord) with the balance, if any, payable to Seller, but only to the extent of amounts delinquent and actually due Seller.

(b) If the Closing shall occur before the actual amount of utilities and all other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the apportionment of such utilities and other operating expenses shall be upon the basis of a reasonable estimate by Seller and Purchaser of such utilities and other operating expenses for such month. Subsequent to the Closing, when the actual amount of such utilities and other operating expenses with respect to the Property for the month in which the Closing occurs are determined, the parties agree to adjust the proration of such utilities and other operating expenses and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment. Seller shall not assign to Purchaser any deposits which Seller has with any of the utility services or companies serving the Property. Purchaser shall arrange with such services and companies to have accounts opened in Purchaser's name on the Closing Date. All public utility service in Seller's name shall be terminated as of the Closing Date. At the election of Purchaser, the present insurance coverage on the Property shall be terminated as of the Closing Date or the present insurance coverage may be assumed by Purchaser, in which event there shall be a proration of insurance premiums. There shall also be a proration of bonuses or lump-sum payments, if any, received by Seller prior to the Effective Date of this Agreement under laundry leases, cable agreements, telecommunication agreements or other property agreements. Purchaser shall also pay all sales tax, if any, resulting from the sale of any personal property.

(c) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the latest available tax rates and assessed valuation. Subsequent to the Closing when the actual amount of taxes with respect to the Property for the year of Closing are determined, the parties agree to adjust the proration of such taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

(d) At the Closing, all security, pet, advance rental and other deposits made under the Leases shall be transferred by Seller to Purchaser.

The agreements of Seller and Purchaser set forth in this Section 6.5 shall survive the Closing; provided, however, with respect to prorated items for which adjustment is permitted under this Section 6.5, such claim for adjustment shall be forever barred unless the party seeking an adjustment first requests the adjustment and provides written request and proof of the necessity for the adjustment to the other party within one (1) year after the Closing.

6.6  Possession. Possession of the Property shall be delivered to Purchaser at Closing subject to the Permitted Encumbrances.

6.7 Closing Costs. Except as otherwise expressly provided herein, Seller shall pay, on the Closing Date, the premium for a basic Owner's Policy of Title Insurance, the cost of tax certificates, the cost of preparing the Deed and conveyance documents, and one-half (1/2) of any escrow fees charged by the Escrow Agent. Purchaser may elect to waive the issuance of the Owner's Policy of Title Insurance and receive a credit against the Purchase Price equal to the amount of the premium Seller would have paid for the Owner's Policy of Title Insurance. Purchaser shall pay, on the Closing Date, all premiums for any endorsement to the Owner's Policy of Title Insurance requested by Purchaser, including amendment of the survey exception if requested by Purchaser, all recording costs, except for releases of liens not arising from any act of Purchaser or its authorized representatives under this Agreement, and one-half (1/2) of any escrow fees charged by the Escrow Agent. Except as otherwise provided herein, each party shall pay its own attorneys' fees.

7.
RISK OF LOSS

7.1 Casualty. If prior to the Closing Date there shall occur damage to any portion of the Land or Improvements caused by fire or other casualty of all or any portion of the Property, then Purchaser shall have no right to terminate its obligations under this Agreement and this transaction shall close as contemplated and there shall be assigned to Purchaser at Closing all right, title, and interest of Seller, in and to any insurance proceeds which may be payable to Seller on account of such occurrence, and Purchaser shall take title to the Property with the assignment of such proceeds and subject to such damage to or destruction of the Property without reduction in the Purchase Price, provided that Purchaser shall be given a credit towards the Purchase Price for the lesser of any deductible under Seller's insurance policy or the cost to repair or restore such damage or destruction to the extent not covered by insurance proceeds.

7.2 Condemnation. If prior to the Closing Date there shall occur the threatened taking or condemnation of any portion of the Property, then Purchaser shall have no right to terminate its obligations under this Agreement and this transaction shall close as contemplated and there shall be assigned to Purchaser at Closing all right, title, and interest of Seller to any condemnation awards or proceeds and Purchaser shall take title to the Property with the assignment of such condemnation awards or proceeds and subject to such taking or condemnation without reduction of the Purchase Price.

8.
DEFAULT

8.1 Breach by Seller. In the event that Seller shall breach any of its obligations hereunder or shall fail to consummate this Agreement for any reason other than Purchaser's default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, and if Purchaser is not then in default hereunder, then Purchaser shall have the right to pursue one, but not all of the following, as its sole and exclusive remedies: (i) the right to terminate this Agreement and receive a refund of the Earnest Money, or (ii) the right to seek specific performance of Seller's obligations to sell the Property in accordance with the terms of the Agreement. If Purchaser enforces specific performance of Seller's obligations to sell the Property in accordance with the terms of this Agreement, Purchaser agrees that it shall accept a special warranty deed to the Property subject to the Permitted Encumbrances.

8.2 Breach by Purchaser. In the event that Purchaser shall breach any of its obligations hereunder prior to Closing or shall fail to consummate this Agreement at Closing for any reason other than Seller's default or the termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the terms and provisions hereof, and if Seller is not then in default, then Seller, as its sole and exclusive remedy, may terminate this Agreement and receive the Earnest Money as liquidated damages. The parties agree that Seller will suffer damages in the event of Purchaser's default on its obligations. Although the amount of such damages are difficult or impossible to determine, the parties agree that the amount of the Earnest Money is a reasonable estimate of Seller's loss in the event of Purchaser's default. Thus, Seller shall accept and retain the Earnest Money as liquidated damages, but not as a penalty. In the event Seller is entitled to the Earnest Money as liquidated damages, the Earnest Money shall be retained by Seller.

9.
COVENANTS

9.1 Covenants of Seller. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a) Maintenance, Litigation. Seller (i) will cause its property manager to keep and maintain the Property in its condition as of the Effective Date of this Agreement, normal wear and tear and casualty damage and condemnation excepted, and (ii) will use reasonable efforts to promptly advise Purchaser of any litigation, suits, arbitrations or administrative hearings concerning the Property arising or threatened after the Effective Date of this Agreement.

(b) Contracts. Seller agrees that if it subsequently enters into any service or other contract affecting the Property after the Effective Date of this Agreement, it will furnish Purchaser with a copy of such contract and if such contract is not cancelable on 30-days written notice without penalty, Seller will, if Purchaser does not elect to assume such contract at Closing, terminate such contract and pay any termination fees in connection therewith. Notwithstanding the foregoing, Seller will terminate its management contract on the Property and all other Contracts which Purchaser does not elect in writing to assume during the Inspection Period (other than leases covering laundry rooms at the Property), effective as of Closing.

(c) Leasing. Seller will continue its present leasing efforts and will, or will cause its property manager to, continue to lease the Property in accordance with its present leasing policy.

(d) Insurance. Seller will maintain in force and effect its property and liability insurance with respect to damage or injury to person or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date.

(e) Loan. Seller will pay to the Lender all installments of principal, interest and escrows and any other sums of which Seller has notice under the Loan Documents, as and when such payments are due. Seller will not prepay any principal under the Existing Loan.

(f) Permits and Licenses. Seller shall maintain all permits, licenses and occupancy certificates applicable to the Property, including, but not limited to, all building and use permits and the certificate(s) of occupancy, which have been obtained by Seller.

9.2 Covenants of Purchaser. From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

(a) Further Acts and Interference. Purchaser (i) will do such further acts as may be reasonably necessary, desirable or proper to carry more effectively the purposes of this Agreement, and (ii) will not unreasonably interfere with or hinder the operation of the Property prior to delivery of possession thereof to Purchaser following the Closing hereunder.

10.
MISCELLANEOUS

10.1  Notices. All notices, demands and requests which may be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when (i) personally delivered to the address of the party to receive such notice set forth below or, (ii) whether actually received or not, upon deposit in any post office or mail receptacle regularly maintained by the United States Government, certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below, or (iii) sent by telecopy confirmed with delivery by a national overnight courier service the next business day with proof of delivery, addressed as set forth below, or (iv) sent for next business day delivery by a national overnight courier service with proof of delivery addressed as set forth below:

If to Seller:
Chimney Square, L.P.
2800 N. Dallas Parkway, Suite 100
Plano, Texas 75093
Attn: Mr. Robert J. Werra
Telephone No. (972) 836-8000
Telecopier No. (972) 836-8033

If to Purchaser:
RJW Chimney Square, L.C.
2800 N. Dallas Parkway, Suite 100
Plano, Texas 75093
Attn: Mr. John R. Werra
Telephone No. (972) 836-8000
Telecopier No. (972) 836-8033

If to Escrow Agent:
Chicago Title Insurance Company
2001 Bryan Street, 2nd Floor
Dallas, Texas 75201
Attn: Ms. Joycelyn Armstrong
Telephone No. (214) 965-1668
Telecopier No. (214) 965-1625

or such other place as Seller or Purchaser or the Escrow Agent, respectively, may from time to time designate by written notice to the other.

10.2  Real Estate Commissions. Neither Seller nor Purchaser has contacted any real estate broker, finder or similar person in connection with the transaction contemplated in this Agreement. Seller and Purchaser each represents to the other that no other Acquisition Fees (as hereafter defined) have been paid or are due and owing to any other person or entity. As used herein, "Acquisition Fees" shall mean all fees paid to any person or entity in connection with the selection and purchase of the Property, including real estate commissions, selection fees, non-recurring management and start-up fees, development fees or any other fee of similar nature. Seller and Purchaser, each hereby agrees to indemnify and hold harmless the other from and against any and all claims for Acquisition Fees or similar charges with respect to this transaction, arising by, through or under the indemnifying party and each further agrees to indemnify and hold harmless the other from any loss or damage resulting from an inaccuracy in the representations contained in this Section 10.2. This indemnification agreement of the parties shall survive the Closing.

10.3  Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

10.4  Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

10.5  Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

10.6  Time of Essence. Time is of the essence in the performance of each party's obligations under this Agreement. However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

10.7  Governing Law. This Agreement shall be governed by the laws of the State of Florida and the laws of the United States pertaining to transactions in Florida.

10.8  Successors and Assigns. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective permitted heirs, executors, administrators, personal and legal representatives, successors and assigns. This Agreement, and the rights and obligations hereunder, may be assigned by Purchaser at any time to an entity (a "Permitted Assignee") that is owned by, owns or is under common ownership with Purchaser. An assignment of this Agreement by Purchaser to a Permitted Assignee shall release Purchaser from its obligations under this Agreement, whether arising before or after the assignment, upon written assumption of such obligations by a Permitted Assignee.

10.9  Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

10.10 Attorneys' Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys' fees incurred in such suit.

10.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

10.12 Limitation Date. Purchaser and Seller hereby agree that, notwithstanding any provision of this Agreement or any provision of law to the contrary, any action which may be brought by Purchaser against Seller for breach of this Agreement or any representations and warranties under this Agreement or arising out of or in connection with the sale and purchase transaction described herein, shall be forever barred unless Purchaser: (i) delivers to Seller no later than one (1) year after the Closing Date (the "Notice Date") a written notice of its claims setting forth in reasonable detail the factual basis for such claim and Purchaser's good faith estimate of damages arising out of such claim, (ii) files a complaint or petition against Seller alleging such claim in a court of competent appropriate jurisdiction no later than two (2) years and one day after the Closing Date (the "Limitation Date"). No warranties or representations, agreements, or covenants of Seller as set forth in this Agreement shall survive beyond the Notice Date and no action based thereon shall be commenced after the Limitation Date.

10.13 Date of this Agreement. As used in this Agreement, the terms "date of this Agreement" or "date hereof" or "Effective Date" shall mean and refer to the latest date of execution of this Agreement by Seller or Purchaser as indicated on the signature page.

10.14 Exhibits. The following exhibits are attached to this Agreement and are incorporated into this Agreement and made a part hereof:

(a) Exhibit "A", the Land; and
(b) Exhibit "B", Lead-Based Paint Disclosure.

10.15 Independent Contract Consideration. Contemporaneously with the execution of this Agreement, Purchaser hereby delivers to Seller and Seller hereby acknowledges the delivery of a check in the amount ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the "Independent Contract Consideration"), which amount the parties bargained for and agreed to as consideration for Purchaser's right and option to purchase the Property and for Seller's execution, delivery and performance of this Agreement. This Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is non-refundable, and shall be retained by Seller notwithstanding any other provisions of this Agreement.

10.16 No Recording. This Agreement shall not be recorded by Purchaser for any reason whatsoever and an attempt to do so shall render Purchaser liable to Seller for any damages allowable at law or in equity on account of such breach.

10.17 Lead-Based Paint. Contemporaneously with the execution of this Agreement by Seller and Purchaser, Seller is hereby delivering to Purchaser and Purchaser hereby acknowledges receipt of (a) the Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards (the "Disclosure") in form and substance of Exhibit "B" attached hereto, and (b) the pamphlet Protect Your Family from Lead in Your Home (the "Pamphlet") pursuant the Residential Lead-Based Paint Hazard Reduction Act, Title X of the Housing and Community Development Act of 1992, 42 U.S.C. Sec. 1018, et seq., and regulations promulgated thereunder. Seller and Purchaser each agree to execute and initial the Disclosure in the places indicated based on the form of Exhibit "C" and cause the Broker to execute the Disclosure. Purchaser acknowledges that Purchaser is being provided a period of at least ten (10) days, which period shall run concurrently with and during the Inspection Period, in which Purchaser may conduct its own risk assessment or inspection of the Property for lead-based paint hazards on or pertaining to the Property.

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SELLER:

CHIMNEY SQUARE, L.P.,
a Texas limited partnership,

By:	ARFT, INC.,
a Texas corporation, General Partner

By:____________________________________
Robert J. Werra, President
DATE OF EXECUTION
BY SELLER:

___________________________

PURCHASER:

RJW CHIMNEY SQUARE, L.C.,
a Texas limited liability company

By:____________________________________
John R. Werra, Manager

DATE OF EXECUTION
BY PURCHASER:

___________________________

EXHIBIT "A"

Legal Description

BEING 7.194 acres of land being all of Lot 2, Block "A", Chimney Square Subdivision, an Addition to the City of Abilene, Taylor County, Texas, as formerly shown by map or plat thereof recorded in Volume 17, Page 70 of the Plat Records of Taylor County, Texas now shown by the map or plat thereof recorded in Plat Cabinet 2, Slide 295-D, Plat Records of Taylor County, Texas and an Exclusive fifty (50) foot ingress and egress easement to benefit exclusively the afore mentioned tract and being the most easterly fifty (50) feet of Lot 3, Block "A", Chimney Square Subdivision, an Addition to the City of Abilene, Taylor County, Texas, formerly of record in Volume 17, Page 70, Plat Records of Taylor County, Texas, now shown by the map or plat thereof recorded in Plat Cabinet 2, Slide 295-D, Plat Records of Taylor County, Texas. Said 7.194 acres and said fifty (50) foot easement being more particularly described as follows:

TRACT 1: 7.1984 ACRES
BEGINNING at a recovered chiseled "X" in concrete the Northeast comer of said Lot 2, Block A;
THENCE S 0° 08' 00" E 757.08 feet to a found 3/8" rebar the common comer of Lot 2 and Lot 3, Block "A";
THENCE N 89° 58' 34" W 565.71 feet to a found 3/8" rebar the Southwest comer of said Lot 2;
THENCE along a curve to the right with a radius of 585.00 feet an arc of 142.62 feet a chord of N 21 ° 46' 04" E 142.27 feet to a found W' rebar;
THENCE N 28° 41' 51" E 225.22 feet to a found W' rebar;
THENCE along a curve to the left with a radius of 1067.10 feet an arc of 135.32 feet a chord of N 24° 58' 58" E 135.23 feet to a set 3/8" rebar in asphalt;
THENCE N 0° 05' 30" E 304.80 feet to a found 3/8" rebar the Northwest comer of said Lot 2 on the South line of South 23rd Street;
THENCE along a curve to the left with a radius of 964.70 feet an arc of 35.05 feet a chord of S 88° 43' 47" E 35.05 feet to a found 3/8" on the South line of said street;
THENCE N 89° 53' 46" E 310.40 feet along said street and the North line of said Lot 2 to the place of beginning and containing 7.194 acres of land.

TRACT II: FIFTY (50) FOOT EXCLUSIVE EASEMENT
BEGINNING at a found 3/8" rebar the Northeast comer of Lot 3 and the Southeast comer of Lot 2;
THENCE S 0° 08' 00" E 355.9 feet to a found 3/8" rebar in the North line of South 23rd Street;
THENCE with a curve to the left and the North line of said South 23rd Street an arc of 55.17 feet a chord of N 65° 12' 25" W 55.14 feet to a found 3/8" rebar;
THENCE N 0° 08' 00" W 332.8 feet to a set 3/8" rebar in the South line of said Lot 2 and the North line of Lot 303;
THENCE S 89° 58' 34" E 50.00 feet to the place of beginning and containing 0.395 acres of land.

EXHIBIT "B"

Disclosure of Information on lead-Based Paint
and/or Lead-Based Paint Hazards

Lead Warning Statement:

Every purchaser of any interest in residential real property on which a residential dwelling was built before 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller’s possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended before purchase.

Seller’s Disclosure:

(A) Presence of lead-based paint and/or lead-based paint hazards (check (1) or (2) below):

(1) ______ - Known lead-based paint and/or lead-based paint hazards are present in the housing. To Seller’s knowledge, the following circumstances are present in the housing:
____________________________________________________________________________________________________________________________________________________________________________.

(2) ______ - Seller has no knowledge of lead-based paint or lead-based paint hazards in the housing.

(B) Records and reports available to Seller (check (1) or (2) below):

(1) ______ - Seller has provided Buyer with all available records and reports pertaining to lead-based paint and/or lead-based paint hazards in the housing. The following documents were provided:
____________________________________________________________________________________________________________________________________________________________________________.

(2) ______ - Seller has no reports or records pertaining to lead-based paint and/or lead-based paint hazards in the housing.

Buyer’s Acknowledgment:

Buyer has read the Lead Warning Statement above and understands its contents. Buyer has received the pamphlet Protect your family from Lead in Your Home. Buyer received an opportunity to conduct a risk assessment or inspection for presence of lead-based paint and/or lead-based paint hazards, which opportunity expires on ________________2007.

Agent’s Acknowledgment:

Agent has informed Seller of Seller’s obligations under 42 U.S.C. Section 4852d and is aware of its responsibility to ensure compliance.

Certification of Accuracy:

The following parties have reviewed the information above and certify to the best of their knowledge, that the information they have provided is true and accurate. Each of the following parties has duly executed and delivered this Lead Paint Disclosure Attachment prior to execution and delivery of the above-referenced Purchase and Sale Agreement.

SIGNATURE PAGE TO
DISCLOSURE OF INFORMATION ON LEAD-BASED PAINT
AND LEAD-BASED PAINT HAZARDS

SELLER:

CHIMNEY SQUARE, L.P.,
a Texas limited partnership,

By: ARFT, INC.,
a Texas corporation, General Partner

By: ___________________________________
Robert J. Werra, President

DATE OF EXECUTION
BY SELLER:

_______________________

PURCHASER:

RJW CHIMNEY SQUARE, L.C.,
a Texas limited liability company

By: __________________________________
John R. Werra, Manager

DATE OF EXECUTION
BY PURCHASER: